UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 9, 2010

A. H. BELO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

P. O. Box 224866
Dallas, Texas	75222-4866
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 977-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 9, 2010, A. H. Belo Corporation (the “Company” or “A. H. Belo”) announced that the Compensation Committee of the Board of Directors had approved a one-time cash bonus opportunity for most employees with target bonus amounts based on an employee’s current compensation level and job responsibilities. The employee bonuses will be contingent on individual operating companies, or A. H. Belo consolidated for corporate employees, meeting financial performance targets for the first nine months of 2010 and, if earned, will be payable in December 2010.
At the same time, the Company announced that the Compensation Committee approved changes to the Company’s executive compensation arrangements that will result in a reduced cash incentive bonus opportunity for the Company’s executive officers, including its named executive officers. For 2010, under the Company’s Incentive Compensation Plan, executives will be eligible to receive a reduced cash incentive bonus equal to 50 percent of their target bonus opportunity, payable, if earned, in the fourth quarter of 2010. The calculation of the cash incentive bonus will be based upon EBITDA targets set for the first nine months of 2010. Payouts will be calculated based on business unit EBITDA for operating company executives, and on Company consolidated EBITDA for corporate executives. For 2010, the Company’s named executive officers have target bonus opportunities, expressed as a percentage of their base salary, amounting to one-half of the following percentages: Robert W. Decherd — 85 percent; James M. Moroney III — 70 percent; Alison K. Engel — 50 percent; and Daniel J. Blizzard — 40 percent. Target cash bonus amounts may range from zero to a maximum bonus of 200 percent of the bonus opportunity, depending upon the level of achievement of EBITDA targets. Bonus payouts for performance between minimum threshold payout at 85 percent and the maximum payout at 200 percent will be prorated between those two points.
In addition, on June 10, 2010, the Company’s non-employee directors received their annual retainer package, which has a nominal value of $112,000. The annual retainer was divided equally between cash and time-based restricted stock units (TBRSUs) for Company Series A common stock. The number of TBRSUs granted was derived from the closing market price of A. H. Belo Series A common stock on the date of the grant. A. H. Belo directors who serve as committee chairs received an additional $8,000 per year in cash compensation.
Item 5.07. Submission of Matters to a Vote of Security Holders.
The Company’s 2010 Annual Meeting of Shareholders was held on June 10, 2010, in Dallas, Texas. The following are the final voting results and a brief description of each matter submitted to the Company’s shareholders at that meeting. Each proposal is described in more detail in the Company’s Proxy Statement.

Proposal 1: Election of Directors. The shareholders of the Company elected each of the following Class II director nominees nominated by the Company’s Board of Directors. Class II directors are eligible to serve a three-year term until the 2013 annual meeting. The following is a tabulation of voting results with respect to each director nominee.

			Broker
Director	Votes For	Withheld	Non-Votes
Laurence E. Hirsch	30,443,151	4,510,470	4,708,506
John P. Puerner	30,448,191	4,505,430	4,708,506
Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. The Company’s shareholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 by the following vote:

			Broker
For	Against	Abstain	Non-Votes
39,578,139	33,594	50,394	0

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 11, 2010	A. H. BELO CORPORATION
	By:	/s/ Daniel J. Blizzard
Daniel J. Blizzard
Senior Vice President and Secretary